UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

__________________________________

Date of Report (Date of earliest event reported):  October 28, 2009

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	0-27527	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York 12110
 (Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2009, the Board of Directors of Company appointed Erik J. Hansen as Senior Vice President and General Manager of Motive Power Division effective as of October 1, 2009.  Mr. Hansen, 38, is responsible for directing the Motive Power Division as it commercializes its fuel cell power products for material handling customers.  Mr. Hansen joined the Company in September 2008 as the Vice President of Business Development and in this role he led the decision-making and strategic planning for the manufacture and sales of advanced energy storage solutions for both the transportation and uninterruptible power systems.  Previously, Mr. Hansen was the General Manager of Sales and Systems Engineering for Cobasys LLC, a battery and energy storage systems company.  Mr. Hansen holds a Bachelor of Science degree in Electrical Engineering and a Bachelor of Science degree in Computer Engineering from West Virginia University.

The Company has agreed to pay Mr. Hansen an annual base salary of $200,000.  In connection with the promotion of Mr. Hansen, the Company has entered into an executive employment agreement with Mr. Hansen. The executive employment agreement provides that, among other things, if the Company terminates his employment (a “Terminating Event”), then he will be entitled to (1) receive a lump sum payment equal his annual base salary in effect immediately prior to the Date of Terminating, (2) exercise vested stock options for twelve (12) months following the Date of Termination, and (3) receive benefits, including health, dental and life insurance for twelve (12) months following the Date of Termination. It also provides that, among other things, if a Terminating Event occurs within twelve (12) months after a change in control of the Company, then Mr. Hansen will be entitled to (1) receive a lump sum payment equal to the sum of (i) his average annual base salary over the three fiscal years prior to the Termination Date and (ii) his average annual bonus over the three fiscal years prior to the Change in Control, (2) continued vesting in his stock options as though he had remained an employee for twelve (12) months following the Date of Termination, and (3) receive benefits, including health, dental and life insurance for twelve (12) months following the Date of Termination. The foregoing summaries are qualified in their entirety by reference to the copy of the executive employment agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

On February 9, 2010, the Board of Directors of Company appointed Adrian Corless as Senior Vice President and Chief Technology Officer effective as of January 1, 2010.  Mr. Corless, 43, is responsible for the development of the Company’s Motive Power products, as well as guiding the Company’s overall technology and Intellectual Property strategies.  Mr. Corless joined the Company in April 2007 as the Vice President of Engineering in the Company’s Richmond, British Columbia office in conjunction with the Company’s acquisition of Cellex Power Products, Inc.  Previously, Mr. Corless was the Chief Technology Officer for Cellex Power Products, Inc. and in that role was responsible for the technical aspects of the product development process. Prior to Cellex, Mr. Corless worked for Ballard Power Systems Inc. and Excellsis Inc. latterly as Program Manager for the Phase 4 fuel cell bus program.  Mr. Corless holds a Masters of Applied Science degree in Mechanical Engineering from the University of Victoria and is a Registered Professional Engineer in British Columbia, Canada.

In connection with the promotion of Mr. Corless, the Company has entered into an executive employment agreement with Mr. Corless. Pursuant to this executive employment agreement the Company has agreed to pay Mr. Corless an annual base salary of $215,000.    The executive employment agreement provides that, among other things, if the Company terminates his employment (a “Terminating Event”), then he will be entitled to (1) receive a lump sum payment equal his annual base salary in effect immediately prior to the Date of Terminating, (2) exercise vested stock options for twelve (12) months following the Date of Termination, and (3) receive benefits, including health, dental and life insurance for twelve (12) months following the Date of Termination. It also provides that, among other things, if a Terminating Event occurs within twelve (12) months after a change in control of the Company, then Mr. Corless will be entitled to (1) receive a lump sum payment equal to the sum of (i) his average annual base salary over the three fiscal years prior to the Termination Date and (ii) his average annual bonus over the three fiscal years prior to the Change in Control, (2) continued vesting in his stock options as though he had remained an employee for twelve (12) months following the Date of Termination, and (3) receive benefits, including health, dental and life insurance for twelve (12) months following the Date of Termination. The foregoing summaries are qualified in their entirety by reference to the copy of the executive employment agreement, which is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Executive Employment Agreement, dated as of October 28, 2009, by and between Erik J. Hansen and Plug Power Inc.
99.2	Executive Employment Agreement, dated as of February 9, 2010, by and between Adrian Corless and Plug Power Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.
Date: February 19, 2010	By: /s/ Andrew Marsh
Andrew Marsh
President and Chief Executive Officer